NYW024 AS-AA 17:14 Arbor Realty Trust Declares Second Quarter 2007 Dividend ...m.ka
+ NYM FC1 TNW RWB IRW (THE RUTH GROUP, INC. 141673  NY)
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...m.k/metfi r f bc-NY-Arbor-Realty-Div   07-25


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08:30 07/25
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[STK] ABR [IN] RLT FIN
[SU] DIV
TO BUSINESS AND REAL ESTATE EDITORS:

            Arbor Realty Trust Declares Second Quarter 2007 Dividend

      UNIONDALE, N.Y., July 25 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, today announced that its Board of Directors has declared a quarterly cash dividend of $0.62 per share of common stock for the second quarter ended June 30, 2007. The dividend is payable on August 27, 2007 to common shareholders of record on August 15, 2007.

      About Arbor Realty Trust, Inc.
      Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 11 sales and origination support offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

      Safe Harbor Statement
      Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor's Annual Report on Form 10-K for the year ended December 31, 2006 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

      Contacts:
      Arbor Realty Trust, Inc.
      Paul Elenio, Chief Financial Officer
      516-832-7422
      pelenio@arbor.com

      Investors:
      Stephanie Carrington
      The Ruth Group
      646-536-7017
      scarrington@theruthgroup.com

      Media:
      Bonnie Habyan, SVP of Marketing
      516-229-6615
      bhabyan@arbor.com

SOURCE  Arbor Realty Trust, Inc.
    -0-                             07/25/2007

/CONTACT: media, Bonnie Habyan, SVP of Marketing, Arbor Realty Trust, Inc., +1-516-229-6615, or bhabyan@arbor.com, or investors, Paul Elenio, Chief Financial Officer, Arbor Realty Trust, Inc., +1-516-832-7422, or pelenio@arbor.com, or Stephanie Carrington of The Ruth Group, +1-646-536-7017, or scarrington@theruthgroup.com, for Arbor Realty Trust, Inc./
    (ABR)

CO:  Arbor Realty Trust, Inc.
ST:  New York
IN:  RLT FIN
SU:  DIV